Exhibit 21.1
Subsidiaries of Carbonite, Inc.

Subsidiary	Jurisdiction
Carbonite Securities Corporation	United States (Massachusetts)
Carbonite China Holdings, LLC	United States (Delaware)
Carbonite India Holdings, LLC	United States (Delaware)
Carbonite (China) Co., Ltd.	China
Zmanda Technologies India Pvt. Ltd.	India
Carbonite Cloud Backup (Canada) Inc.	Canada
Cabonite GmbH	Switzerland
MailStore Software GmbH	Germany
Carbonite Holdings B.V.	Netherlands
Carbonite International Holdings, B.V.	Netherlands
Carbonite Operations B.V.	Netherlands
Double-Take Software S.A.S (France)	France
Carbonite (UK) Limited	United Kingdom
Carbonite Securities Corporation, Carbonite International Holding B.V., Carbonite India Holdings LLC, Carbonite Holdings B.V., and Carbonite (France) S.A.S. are wholly owned subsidiaries of Carbonite, Inc.
Zmanda Technologies India Pvt Ltd. is a wholly owned subsidiary of Carbonite India Holdings LLC.
Carbonite China Holdings LLC and Carbonite Operations B.V. are wholly owned subsidiaries of Carbonite International Holdings B.V.
Carbonite (China) Co. Ltd. is a wholly owned subsidiary of Carbonite China Holdings LLC.
Carbonite Cloud Backup (Canada) Inc., Carbonite GmbH and MailStore Software GmbH are wholly owned subsidiaries of Carbonite Operations B.V.
Carbonite (UK) Limited is a wholly owned subsidiary of Carbonite (France) S.A.S.